Exhibit 99.1

 CONTACT:

Monica M. Weed

Information Resources, Inc. Litigation

Contingent Payment Rights Trust

312.360-6498

monica.weed@infores.com

Information Resources, Inc. Reaches Settlement in Antitrust Action Against A.C. Nielsen, Dun & Bradstreet
and IMS International

CHICAGO, February 16, 2006 – Information Resources, Inc. and Information Resources, Inc. Litigation Contingent Payment Rights Trust (Ticker Symbol: OTC BB:IRICR.OB) announced today that IRI and defendants A.C. Nielsen Co. (now owned by VNU, N.V.),  R. H. Donnelley Corporation (formerly known as The Dun & Bradstreet Corporation) and IMS Health Incorporated (successor to IMS International, Inc.) have reached a full settlement of IRI’s claims in its antitrust lawsuit against the defendants, entitled Information Resources, Inc. v. The Dun & Bradstreet Corporation, A.C. Nielsen Co. and IMS International, Inc., No. 05-0564. IRI filed this lawsuit in July 1996 in the United States District Court for the Southern District of New York, alleging that the defendants violated Sections 1 and 2 of the Sherman Act, 15 U.S.C. Sections 1 and 2, and the common law by engaging in a series of unlawful practices through which IRI claimed that defendants attempted to regain monopoly power in the U.S. market for retail tracking services and exclude competition from several markets outside the U.S. where A.C. Nielsen dominated. The case was dismissed by the District Court in January 2005 and is presently on appeal before the United States Court of Appeals for the Second Circuit.

Under the settlement, A.C. Nielsen has transferred a cash payment of $55 million to IRI counsel to be held in escrow in an interest-bearing account for the benefit of IRI pending dismissal of the lawsuit. IRI and defendants plan to file a motion to dismiss the lawsuit with the Second Circuit Court of Appeals today.

Under the terms of the Contingent Value Rights Agreement governing the calculation and distribution of any settlement amounts, the holders of contingent value rights certificates (CVRs) issued by the Trust are entitled to 68% of the settlement amount after certain deductions, including taxes and contingency fees, are made as detailed in the Contingent Value Rights Agreement. Based on current estimates, the Rights Agents, who are responsible for determining the portion of the settlement amount that is due to the Trust, expect the ultimate payment to CVR holders to be between $0.68 and $0.70 per CVR based on an estimated 32,139,374 CVRs outstanding.

Certain expenses, going as far back as 1993, must be fully identified before final calculation of the CVR payment amount can be completed. Once the final calculation is made, the actual payments made to CVR holders may vary from the range set forth above. The Rights Agents currently estimate that they will make a final determination of the amount due to the Trust, and IRI will make payment to the Trust, within 35 to 40 days after the date of the settlement. The Trust is expected to make a final determination of the amount due to the CVR holders and make the final distribution to the CVR holders within 60 days after its receipt of payment from IRI.

In considering the possibility of settling the lawsuit, the Rights Agents asked each of its litigation teams at Hagens Berman Sobol Shapiro LLC and Freeborn & Peters LLP to provide the Rights Agents with an independent assessment of the strengths and weaknesses of the lawsuit, both on appeal and at trial if IRI were to prevail at the Second Circuit. Chief among the factors considered by the Rights Agents in deciding to settle the lawsuit were the following risks raised by litigation counsel in their assessments:

•                  While both litigation teams continue to believe that IRI’s position on bundling is the correct position, they both believed that it was more likely than not that IRI would lose on this issue before the Second Circuit Court of Appeals due to a number of factors, including the uncertainty and lack of settled law regarding bundling, a preliminary article recently published by a noted antitrust scholar recommending that the courts take a position on bundling that is adverse to IRI’s position on appeal and recent economic literature criticizing the case on which IRI most strongly relies as support for its bundling position;

•                  Even if IRI were to prevail at the Second Circuit on the bundling issue, both litigation teams felt there was a significant risk that the Supreme Court would rule against IRI if it accepted the case for appeal, particularly in light of the current make-up of the Supreme Court and the fact that Justice Alito, the newest addition to the

Supreme Court, was the author of an appellate court decision in 2002 that was adverse to IRI’s bundling position in this case. Although Justice Alito’s position was overturned on en banc review by the Third Circuit Court of Appeals in 2003, Justice Alito has recently expressed his opinion that his original view of that case was correct;

•                  If IRI were to prevail at the Second Circuit and IRI’s case were remanded to the district court for trial, IRI’s litigation teams were both concerned about the possibility of further adverse rulings at the district court level on several significant issues that could materially impact IRI’s case at trial; and

•                  If IRI were to prevail before both the Second Circuit and the Supreme Court, and ultimately prevailed at trial, both litigation teams advised that it was likely to be several years before IRI would be able to collect on its judgment due to post-trial motions and appeals.

At the request of the Rights Agents, each litigation team also provided its independent view of a fair settlement value in light of the strengths and weaknesses it identified. To ensure an unbiased view, the Rights Agents did not share with the litigation teams any information about the settlement negotiations until after they presented their assessments and settlement valuations to the Rights Agents. The ultimate offer accepted by the Rights Agents is within the settlement range recommended by each litigation team.

While the Rights Agents relied heavily on the opinions of their litigation counsel, they also considered the current market price of the CVRs. On February 15, 2006, the day before settlement, the closing price was $0.69 per CVR. For the 90 trading day period prior to the date of settlement, the average closing price per CVR was $0.425. This compares to the currently expected CVR distribution of between $0.68 and $.70 per CVR. Once the final calculations are made, the actual payments made to CVR holders may vary from the range set forth above.

Although the Rights Agents continue to believe in the merits of IRI’s case, in light of the current circumstances and the high degree of uncertainty in the law on the issues currently on appeal before the Second Circuit in the case, the Rights Agents unanimously concluded that this settlement offer was a fair result for the CVR holders.

Additional information about the lawsuit, the Trust, and the CVRs trading under IRICR.OB can be found in the disclosure materials filed by the Information Resources, Inc. Litigation Contingent Payment Rights Trust with the Securities and Exchange Commission, including the prospectus dated November 3, 2003 relating to the CVRs.

This document contains certain forward-looking statements about the Trust and/or the ACNielsen lawsuit and the CVRs. When used in this document, the words “anticipates”, “may”, “can”, “believes”, “expects”, “projects”, “intends”, “likely”, and similar expressions as they relate to the Trust, the ACNielsen lawsuit or the CVRs are intended to identify those assertions as forward-looking statements. In making any such statements, the person making them believes that its expectations are based on reasonable assumptions. However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of the Trust including the timing of and any value to be received in connection with the ACNielsen lawsuit and the CVRs. The actual results or performance by the Trust and the actual proceeds (if any) to be received by the Trust in respect of the ACNielsen lawsuit or the CVRs, could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the outcome of the ACNielsen lawsuit or the proceeds to be received in respect of the CVRs.

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